Exhibit 10.32

NON-DISCLOSURE, NON-SOLICITATION, NON-COMPETITION, WORK PRODUCT OWNERSHIP AND DISPUTE RESOLUTION AGREEMENT

In consideration of your employment as President and Chief Experience Officer with J. Crew Group, Inc. (“J. Crew”) and for other good and valuable consideration, receipt of which is hereby acknowledged, effective as of your first day of employment, you and J. Crew agree (this “Agreement”) as follows:

1.  Agreement Not to Disclose Confidential Information. In the course of your employment with or provision of services to J. Crew and its affiliates (collectively, the “Company”), you have and will have acquired and have had access to confidential or proprietary information, whether disclosed to you directly or indirectly in writing, orally, or through drawings or observation, about the Company, including but not limited to, trade secrets, know-how, methods, models, passwords, access to computer files, financialinformation and other business information and records, computer software programs, agreements and/or contracts between the Company and its vendors and suppliers, the Company’s merchandising, marketing and/or creative policies, practices, concepts, strategies, inventions, processes, technology, and methods of operations, inventory, pricing and price change strategies, possible new product lines, future merchandise designs, drawings, patterns, fabrication or fit information, internal policies, pricing policies and procedures, cost estimates, employee lists, training manuals, financial or business projections, unannounced financial data such as sales, earnings or capital requirements, possible mergers, acquisitions or joint ventures and information about or received from vendors and other companies with which the Company does business.  The foregoing shall be collectively referred to as “Confidential Information.”  You acknowledge that the Confidential Information is not readily available to the public and accordingly agree that during your employment or provision of services and thereafter, you will keep strictly confidential and not disclose any Confidential Information to anyone or use any of it for your own benefit or for the benefit of others, except in performing your duties as the Company’s employee or agent.  You agree that this restriction shall apply whether or not any such information is marked “confidential.”  Confidential Information does not include any of the foregoing items which have become publicly known and made generally available through no wrongful act of yours or of others who were under confidentiality obligations as to the item or items involved.

You agree that you will not, during your employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that you will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

You recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company's part to maintain the confidentiality of such information and to use it only for certain limited purposes.  You agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out your work for the Company consistent with the Company's agreement with such third party.

All memoranda, disks, data, files, notes, reports, lists, correspondence, drawings, sketches, materials, records or other documents, whether in electronic form or hard copy (collectively, the “Material”) compiled by you or made available to you during your employment (whether or not the Material contains confidential information) or reproductions of any of the aforementioned items are the property of the Company and shall be delivered to the Company on the termination of your employment or at any other time upon request.

2.  Agreement Not to Engage in Unfair Competition.  You agree that your position with J. Crew requires and will continue to require you to devote your full time and attention to furthering the Company’s business and require you to perform services that are special, unique, extraordinary and of an intellectual and/or artistic character, and which place you in a position of confidence and trust with the Company.  You further acknowledge that the rendering of your services to the Company necessarily requires the disclosure of Confidential Information and trade secrets of the Company.  You agree that in the course of your employment with or rendering of services to the Company, you may develop on behalf of the Company a special acquaintanceship and relationship with the vendors, customers of the Company, and other business associates of the Company and knowledge of their affairs, requirements and history of confidential dealings with the Company, and that your name and reputation may become closely associated with the goodwill and business of the Company.  Consequently, you agree that it is reasonable and necessary for the protection of the goodwill and business of the Company and to avoid consumer confusion in the future that you make the covenants contained herein.  Accordingly, you agree that:

(a)  while you are in the Company’s employ and for the period of twelve months after the termination of your employment, for any reason whatsoever, you shall not directly or indirectly, except on behalf of the Company, within the United States or Canada (or any other country or territory (e.g., the United Kingdom, Hong Kong, and/or The People’s Republic of China) in which you assisted in the design or development of the Company’s products, brand or business during the last twelve months of your employment) render the same or substantially similar services (as an employee, officer, consultant, contractor, director, owner, partner, shareholder, joint venturer or otherwise) to any person or entity that is identified on Schedule A hereto (as may be updated hereafter by the Company and communicated to you  during the last 60 days of each fiscal year); and

(b)  while you are in the Company’s employ and for the period of eighteen months after the termination of your employment, for any reason whatsoever, you shall not directly or indirectly, except on behalf of the Company recruit, hire, solicit, or employ as an employee or retain as a consultant any person who is then or at any time in the preceding 6 months was an employee of or consultant to the Company, or persuade or attempt to persuade any employee of or consultant to the Company to leave the employ of the Company or to become employed as an employee or retained as a consultant by anyone other than the Company.

(c)  In the event that you leave the employ of the Company, you hereby grant consent to notification by the Company to your new employer of your rights and obligations under this Agreement.

3.  Ownership of Work Product.  You acknowledge and agree that all products, designs, strategies, business plans, marketing plans, artwork, original works of authorship, concepts, inventions, improvements, trade secrets, prototypes, samples, and all other materials developed by you (solely or jointly with others), or to which you have or will contribute, during your employment with the Company whether or not registerable under copyright or patentable (collectively, “Work Product”) are works made for hire and that the Company is the sole author and owner of the Work Product and the results and proceeds of the Work Product (including all intellectual property rights in the Work Product).  You further acknowledge and agree that Work Product includes that which you solely or jointly created or conceived, or to which you contributed, during or outside normal working hours, on or away from the Company’s premises, on a supervised or unsupervised basis, alone or with others.  You retain no rights in the Work Product and agree not to challenge the Company’s ownership of the Work Product and/or any rights embodied in the Work Product.  You also hereby irrevocably assign, grant and convey to the Company, without further consideration, all rights, title and interest now existing or that may exist in the future in and to the Work Product, including without limitation all intellectual property rights.  You also agree to execute, at the Company’s request and expense, all documents and other instruments necessary or desirable to confirm such assignment.  In the event that you do not, for any reason, execute such documents within a reasonable time of the Company’s request, you hereby irrevocably appoint the Company as your attorney-in-fact for the purpose of executing such documents on your behalf, which appointment is coupled with an interest.  You shall not attempt to register any Work Product at the U.S. Copyright Office, the U.S. Patent & Trademark Office, any foreign copyright, patent, or trademark registry, or any domain name registry.  You further agree to assist the Company in every proper way to protect and enforce its rights relating to the Work Product in any and all countries, including, but not limited to, executing, verifying and delivering such documents and performing such other acts (including appearing as a witness) as the Company may reasonably request for use in obtaining, perfecting, evidencing, sustaining and/or enforcing its rights relating to the Work Product.  If you have any rights, including, but not limited to, “artist’s rights” or “moral rights,” in the Work Product that cannot be assigned (“Non-Assignable Rights”), you agree to waive enforcement worldwide of such rights against the Company.  If you have any such rights that cannot be assigned or waived, you hereby grant to the Company a royalty-free, paid-up, exclusive, worldwide, irrevocable, perpetual license under the Non-Assignable Rights to (i) use, make, have made, sell, offer to sell, import, and further sublicense the Work Product, and (ii) reproduce, distribute, create derivative works of, and publicly display the Work Product in any medium or format, whether now known or later developed.  During the period of your employment and for six months after termination of your employment with J. Crew for any reason, you will promptly disclose to the Company any previously undisclosed Work Product, of which the Company did not have actual knowledge, with was authored, conceived or reduced to practice by you, or to which you contributed, either alone or jointly with others.

4.  Use of Name/Image/Likeness.  During the course of your employment with J. Crew, you further grant it the irrevocable and non-exclusive right and license to use and publish your name (in whole or in part), photograph, video, approved biography, actual and simulated likeness, signature and voice in connection with the Company’s sale, offering for sale, advertising and promotion of its goods and services in any media now or hereafter known throughout the world.  You waive any right that you may have to inspect or approve any content, goods, services, or materials containing your name or likeness and/or other matter that may be used in connection therewith.

5.  Termination Without Cause and Resignation for Good Reason. If, following the eighteen-month anniversary of your employment by the Company,  your employment by the Company ends through (a) termination by the Company without “Cause” as defined below; or resignation by you for “Good Reason,” as defined below, and (b) the Company does not consent at your written request to waive any of the post-employment restrictions contained in Section 2(a) above, and (c) you execute and deliver to Company an irrevocable Separation Agreement and Release, substantially in the form attached hereto as Exhibit A, within 60 days after your termination or resignation of employment (and any payment that constitutes non-qualified deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended and any regulations thereunder (the “Code”) that otherwise would be made within such 60-day period pursuant to this paragraph shall be paid at the expiration of such 60-day period), in a form acceptable to the Company,  the Company will (i) pay you a lump sum amount equal to the product of (x) the annual bonus, if any, that you would have earned based on the actual achievement of the applicable performance objectives in the fiscal year which includes the date of your termination of employment had your employment not been terminated and (y) a fraction, the numerator of which is the number of days in the fiscal year that includes the date of your termination through the date of such termination and the denominator of which is 365, payable when bonuses are generally paid to employees of the Company, but in no event later than the 15th day of the third month following the end of the year with respect to which such bonus was earned; provided however, that no such lump sum bonus herein shall be payable to you if your termination under this section occurs prior to your second anniversary of employment, because you will already be entitled to payment of the full bonus per the terms of your February 9, 2018 offer letter;  (ii) continue to pay your then-current base salary, less all applicable deductions, according to the company’s normal payroll practices for twelve (12) months immediately following your last date of employment (“Termination Date”) (collectively, the “Salary Continuation Payments”), in addition to any salary payment(s) otherwise owed per the terms of your February 9, 2018 offer letter; and (iii) reimburse you for out-of-pocket COBRA payments paid by you to continue  group health benefits for you and your spouse and dependents for such twelve-month period, provided you submit relevant supporting documentation to the Company evidencing such payments (“COBRA Reimbursement”). Notwithstanding anything herein to the contrary, however, if your termination without “Cause” or resignation with “Good Reason” occurs at any time following the date on which you complete your first two years of employment by the Company, your right to receive the Salary Continuation  Payments and COBRA Reimbursement shall terminate effective immediately and be of no force and effect upon the date that you become employed or are retained by another entity as an employee, consultant or otherwise, and you agree to notify the Executive Vice-President of Human Resources in writing prior to the effective date of any such employment.  If you fail to so notify the Executive Vice-President of Human Resources, (a) you will forfeit your right to receive the payments described above (to the extent the payments were not theretofore paid) and (b) the Company shall be entitled to recover any payments already made to you or on your behalf.

Notwithstanding the foregoing, in the event you are a “specified employee” (within the meaning of Section 409A(2)(B) of the Internal Revenue Code of 1986, as amended (the “Code”)) on the Termination Date and the Salary Continuation Payments to be paid to you within the first six months following such date (the “Initial Payment Period”) exceed the amount referenced in Treas. Regs. Section 1.409A-1(b)(9)(iii)(A) (the “Limit”), then: (i) any portion of the Salary Continuation Payments that is payable during the Initial Payment Period that does not exceed the Limit shall be paid at the times set forth above; (ii) any portion of the Salary Continuation Payments that is a “short-term deferral” within the meaning of Treas. Regs. Section 1.409A-1(b)(4)(i) shall be paid at the times set forth above; (iii) any portion of the Salary Continuation Payments that exceeds the Limit and is not a “short-term deferral” (and would have been payable during the Initial Payment Period but for the Limit) shall be paid on the first business day of the first calendar month that begins after the six-month anniversary of the Termination Date or, if earlier, on the date of your death; and (iv) any portion of the Salary Continuation Payments that is payable after the Initial Payment Period shall be paid at the times set forth above.  It is intended that each installment, if any, of the payments and benefits, if any, provided to you under this Section 3 shall be treated as a separate “payment” for purposes of Section 409A of the Code.

“Cause” shall be defined as, and limited to, (i) indictment, conviction or admission of any crime involving dishonesty, violence, or moral turpitude, (ii) willful misconduct or gross negligence in connection with the performance of your duties as a J. Crew employee, (iii) willful and material failure to substantially perform duties and responsibilities (other than as a result of illness), or a breach of any representation or covenant provided herein, (iv) a fraudulent act or omission by you that is materially adverse to the reputation of Company or any affiliate, (v) the disclosure by you of any confidential information of Company to persons not authorized to know same, provided such disclosure is adverse to Company’s reputation and/or operations, (vi) use of alcohol or drugs which violates Company policy, materially interferes with your performance of your duties, or compromises the integrity orreputation of the Company, (vii) excessive absence from work other than as a result of disability, and (viii) a material violation of or failure to comply with Company policies, including but not limited to Company’s Code of Ethics and Business Practices, or any legal obligations or requirements, including, without limitation, failure to provide any certification as may be required by law.  No act or failure to act by you shall be considered "willful" if done or omitted by you in good faith and on the reasonable belief that such act or omission was authorized by the Company.  Before exercising its right to terminate your employment for the reasons set forth at sub-parts (iii), (vi), (vii) or (viii) above, Company must first provide you with (a) a written demand for substantial performance in cases where cure is reasonably possible, which specifically identifies the alleged performance deficits and/or breaches within 30 days of Company’s knowledge of the initial occurrence of each specific event constituting “cause”, and (b) a reasonable opportunity to cure which shall not be less than thirty days.

For purposes of this Agreement, “good reason” shall be defined as, and limited to: (i) the Company’s material breach of any term of this letter agreement or any other material contractual obligation to you; (ii) a material and continuing reduction of your duties, position or responsibilities; (iii) a failure or refusal to timely pay, or a material reduction in the amount of, your Annual Salary, Annual Bonus opportunity, Performance Incentive Bonus, Sign-on Bonus and/or Severance; and/or (iv) a material change in the geographic location of your primary work facility or location; provided, that a relocation of less than thirty-five (35) miles from your then present location will not be considered a material change in geographic location.  Resignation for good reason shall not be effective unless and until you provide the Company with (a) a written demand for substantial performance, which specifically identifies the alleged deficit and/or breach that constitutes good reason within 30 days of your knowledge of the initial occurrence of each specific event constituting “good reason”, and (b) you give the Company a reasonable opportunity to cure which shall not be less than thirty days.

6.  Termination With Cause or Resignation Without Good Reason. If the Company terminates your employment and such termination is for "Cause," as defined above, or if you resign your employment without “Good Reason,” as defined above, then the Company shall pay you all wages due through the Termination Date.  In the event of termination for Cause or your resignation, the Company will not pay any severance or Salary Continuation Payments, and the restrictions contained in Sections 1 and 2 above will remain in full force and effect unless waived by the Company.

7.  Term. The term of this agreement shall be three (3) years, beginning on the date signed by you, as set forth below, and terminating on the third anniversary of such date; provided however, that it shall automatically renew for further terms of one (1) year each upon the same terms and conditions herein, unless the Company provides written notice of non-renewal to you at least 90 days prior to the expiration of the initial term or any renewal term.  Notwithstanding the foregoing, in the event that your employment terminates prior to the expiration of any term, you shall remain subject to the post-termination restrictions contained in Sections 1, 2, 3, 4 and 8 hereof and shall be entitled to the Salary Continuation Payments and other payments and benefits  contained in Section 5 hereof provided that the terms and conditions applicable thereto have been satisfied.

8.  Dispute Resolution and Arbitration

(a)Except as provided in subparagraph (b) below, any and all justiciable controversies, claims or disputes that you may have against the Company and/or the Company may have against you arising out of, relating to, or resulting from your employment with the Company, or the separation of your employment with the Company, including claims arising out of or related to this Agreement, shall be subject to mandatory arbitration (“Mandatory Arbitration”) as set forth herein.   The mutual obligations by the Company and you to arbitrate differences provide mutual consideration for this Mandatory Arbitration provision.  Prior to commencing arbitration, if any such matter cannot be settled through negotiation, then the parties agree first to try in good faith to settle the dispute by mediation through a mediator selected by the mutual agreement of both parties.  If any such matters cannot be resolved by mediation within 30 days of the Company or you requesting mediation (or such longer period as to which you and the Company agree in writing), they shall be finally resolved by final and binding arbitration.  The parties shall select a neutral arbitrator and/or arbitration sponsoring organization by mutual agreement. If the parties are not able to mutually agree to an arbitrator and/or arbitration sponsoring organization, the arbitration will be held under the auspices of the American Arbitration Association (“AAA”), and except as otherwise provided in this Agreement, shall be in accordance with the then current Employment Arbitration Rules of the AAA, which may be found at www.adr.org or by using an internet search engine to locate “AAA Employment Arbitration Rules”).  The arbitrator, and not any federal, state or local court or agency, shall have the exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Mandatory Arbitration provision. Subject to remedies to which a party to the arbitration may be entitled under applicable law, each party shall pay the fees of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case.  Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, administrative fees, the fee of the arbitrator, and all other fees and costs, shall be borne by the Company. All arbitral awards shall be final and binding, and the arbitration will be conducted in the City of New York, New York, in accordance with the Federal Arbitration Act (9 U.S.C. §§ 1 et seq.). A judgment of a court of competent jurisdiction shall be entered upon the award made pursuant to the arbitration.

(b) You agree that any actual or threatened breach by you of the covenants and agreements set forth in Sections 1, 2, and 3 of this Agreement would result in irreparable harm to the Company for which monetary damages alone would be an insufficient remedy.  Thus, without limiting Section 7 (a) herein, either party may pursue temporary and/or preliminary injunctive relief in a court of competent jurisdiction for specific performance of the restrictions or provisions in Sections 1, 2, and 3 of this Agreement, tortious interference with prospective employment and/or the protection of confidential information and/or trade secrets, prevention of unfair competition, or enforcement of post-employment contractual restrictions or rights related to same; provided, however, that all issues of final relief shall continue to be decided through arbitration, and the pursuit of the temporary and/or preliminary injunctive relief described herein shall not constitute a waiver of the parties’ agreement to arbitrate by any party. Both you and the Company expressly waive the right to trial by jury.

9.  Severability.  If any provision of this Agreement, or any part thereof, is found to be invalid or unenforceable, the same shall not affect the remaining provisions, which shall be given full effect, without regard to the invalid portions.  Moreover, if any one or more of the provisions contained in this Agreement shall be held to be excessively broad as to duration, scope, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent with applicable law.

10.  At-Will Employment.  This Agreement is limited to the foregoing terms and shall not be construed to create any relationship between you and the Company other than at-will employment for all purposes.  This Agreement supersedes any and all prior agreements concerning the subject matter hereof, and any severance amounts or obligations of the Company to you referenced herein shall be in lieu of, and not in addition to, any such amounts or obligations in prior agreements.

11.  Governing Law.  Subject to the applicability of the Federal Arbitration Act as stated in Section 7 of this Agreement, all other terms of this agreement and all other rights and obligations of the parties thereto shall be interpreted and governed by the laws of the state of New York.

12. Section 409A of the Code.  If any provision of this Agreement (or any award of compensation or benefits provided under this Agreement) would cause you to incur any additional tax or interest under Section 409A of the Code, the Company and you shall reasonably cooperate to reform such provision to comply with 409A and the Company agrees to maintain, to the maximum extent practicable without violating 409A of the Code, the original intent and economic benefit to you of the applicable provision; provided that nothing herein shall require the Company to provide you with any gross up for any tax, interest, or penalty incurred by you under Section 409A of the Code.

13.  Entire Agreement.  This Agreement sets forth the entire agreement and understanding between the Company and you relating to the subject matter herein and merges all prior discussions between the parties.  No modification of or amendment to this Agreement, nor any waiver of any rights under this agreement, will be effective unless in writing signed by the party to be charged.  Any subsequent change or changes in your duties, salary or compensation will not affect the validity or scope of this Agreement.

14.   Headings.  The headings and captions of the various sections and subdivisions of this Agreement are provided for convenience of reference only and will not affect its construction or interpretation.

15.  Successors and Assigns.  This Agreement will be binding upon your heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns

AGREED TO AND ACCEPTED			J. Crew Group, Inc.

Signature:	/s/ADAM BROTMAN	Signature:	/s/LYNDA MARKOE
Name:	Adam Brotman	Title:	Chief Administrative Officer - Global
Head of Human Resources & Legal
Date:	February 12, 2018
Date:	February 14, 2018

SCHEDULE A

Unless waived in writing by the Company, the  restrictions on employment contained in section 2(a) above apply to employment with any entity doing business under any of the names set forth below, as well as their parent, subsidiary, and affiliate companies or joint venture partners, in the United States, Canada, the United Kingdom, Hong Kong, The People’s Republic of China and any other countries or territories in which you assisted in the design or development of the Company’s products, brand or business during the last twelve months of your employment:

Abercrombie and Fitch

Aeropostale

Amazon (in respect to fashion)

American Eagle

Ascena

Bonobos

Coach

Cole Haan

Everlane

Fast Retailing

Gap

J. Jill

Kate Spade

Land’s End

PVH

Ralph Lauren

Talbots

Tory Burch

Urban Outfitters

Vince

Vineyard Vines

The foregoing list also includes any newly formed or organized entities, whether or not operated by one of the above companies, and all brands or divisions operated by any of the above companies.

EXHIBIT A

General Release

1.General Release of All Claims:  In exchange for the Company’s payment and provision of the amounts and benefits described in your offer letter, as amended from time to time, you voluntarily, fully and unconditionally release and forever discharge the Company and its past and present parents, subsidiaries, affiliates, predecessors, successors, assigns, and their respective officers, directors, employees, agents and plan administrators, in their individual and corporate capacities (hereinafter collectively referred to as “Releasees”) from any and all charges, actions, causes of action, demands, debts, dues, bonds, accounts, covenants, contracts, liabilities, or damages of any nature whatsoever, whether now known or unknown, to whomever made, which you have or may have against any or all of the Releasees for or by reason of any cause, nature or thing whatsoever arising out of or related to your employment with the Company, or the termination of such employment, from the beginning of time up to and including the date on which you sign this Agreement, except as otherwise specifically stated in this Agreement.

Such claims, obligations, or liabilities include, but are not limited to: claims for compensation allegedly due or owing; claims sounding in contract or implied contract; claims for wrongful dismissal; claims sounding in tort; claims arising under common law, civil law, equity, or federal, state, or local statutes or ordinances, including but not limited to, the Age Discrimination in Employment Act, as amended; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; Section 1981 of the Civil Rights Act of 1866; the Equal Pay Act; the Americans with Disabilities Act and/or the Rehabilitation Act of 1973; the Employee Retirement Income Security Act; the WARN Act; the Consolidated Omnibus Budget Reconciliation Act; the Family Medical Leave Act, as amended; the Genetic Information Nondiscrimination Act of 2008; state statutes governing the payment of wages, discrimination in the workplace, or any other statute or laws governing the employer-employee relationship, including but not limited to, the New York State Human Rights Law, the New York Labor Law, the New York State Constitution, the New York Civil Rights Law, the New York wage-hour laws, the New York City Human Rights Law; the Virginia Human Rights Act; the North Carolina Equal Employment Practices Act, the North Carolina Persons with Disabilities Protection Act, the North Carolina Retaliatory Employment Discrimination Act, the North Carolina Wage & Hour Act; any other claim pursuant to any other federal, state or local employment laws, statutes, standards or human rights legislation; or any claim for severance pay, notice, pay in lieu of notice, salary, bonus, incentive or additional compensation, vacation pay, insurance, other benefits, interest, and/or attorney’s fees.  You acknowledge that this general release is not made in connection with any exit incentive or other employment termination program offered to a group or class of employees.

Notwithstanding the foregoing, nothing in this Agreement waives your right to (a) pursue a claim that cannot be released by private agreement, including, workers compensation claims, claims arising after the date on which you sign this Agreement, and your right to file administrative charges with certain government agencies; (b) challenge the Company’s failure to comply with its obligation in Paragraph 1 above; (c) your vested and accrued rights under Company qualified retirement, health, or welfare plans; and (d) any rights you may have to indemnification or the protection of directors’ and officers’ liability insurance.

2.No Claims Filed:  You represent that you have not filed or permitted to be filed against the Releasees, individually or collectively, any lawsuits, actions or claims, and you covenant and agree that you will not do so at any time hereafter with respect to the subject matter of this Agreement and claims released pursuant to this Agreement (including, without limitation, any claims relating to your employment and/or the termination of your employment).You understand that nothing in this Agreement shall limit you from filing a charge with, or participating in any investigation or proceeding conducted by, the Equal Employment Opportunity Commission, National Labor Relations Board, the Securities and Exchange Commission and/or any other federal, state or local agency.  However, by signing this Agreement, you hereby waive any and all rights to recover monetary damages in any charge, complaint or lawsuit filed by you or by anyone else on your behalf.

3.Waiver:  By signing this Agreement, you acknowledge that:

(a)	You have received and carefully read this Agreement;
(b)	You fully understand all of the terms contained in this Agreement;
(c)	You are freely and voluntarily entering into this Agreement and knowingly releasing the Releasees in accordance with the terms contained in Paragraph 1 above;
(d)	Before signing this Agreement, you were advised of your right and had an opportunity to consult with an attorney of your choice;
(e)

In accordance with Paragraph 1 above, you hereby expressly waive, among other claims, any and all claims arising under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621 et seq.), which you have or may have against the Releasees;

(f)

The release of claims described in Paragraph 1, above, of this Agreement does not waive any rights or claims that you may have against the Company and/or the Releasees arising after the date on which this Agreement becomes effective;

(g)	You have received or shall receive something of value from the Company which you would not otherwise be entitled to receive;
(h)

Before signing this Agreement, you were given up to twenty-one (21) calendar days to consider its terms and, should you sign this Agreement without waiting the full 21 days, you attest that your decision in this regard is knowing and voluntary and not induced through fraud, coercion, misrepresentation or a threat to withdraw or alter the offer contained herein, and agree that any changes to this Agreement do not restart the running of the 21 day period;

(i)	The period of time until [DATE], that you had to consider your rights and obligations under this Agreement was reasonable; and

(j)	For a period of seven (7) calendar days following the date on which you sign this Agreement, you may revoke this Agreement; and
(k)

This Agreement, absent its timely revocation, shall become binding on the Company and you on the eighth calendar day following the date on which you sign this Agreement.  The Company shall not be required to perform any of its obligations under this Agreement until after your time to revoke this Agreement has expired.

4.Return of Signed Agreement:  You should return this signed Agreement to [•], Human Resources, 770 Broadway, New York, NY 10003 by no later than [DATE].

5.Effective Date:  You will not receive the benefits identified in Section 2(c) of the Employment Agreement until after the revocation period has expired and this Agreement becomes effective.  You have seven (7) days from the date that you sign this Agreement to change your mind.  Any revocation within this period must be (a) submitted in writing to the Company; (b) state “I hereby revoke my execution of the General Release”; and (c) be personally delivered to the Company’s Executive Vice President, Human Resources, or mailed to their attention at J. Crew, 770 Broadway, New York, NY 10003 within seven (7) days of the execution of this Agreement.

Very truly yours,

J. CREW

By
[Name / Title]

Received, Read, Understood and Agreed: